SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☒	Definitive proxy statement

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SECURE COMPUTING CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

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SECURE COMPUTING CORPORATION

4810 Harwood Road

San Jose, California 95124

(408) 979-6100

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Toll House Hotel, 140 S. Santa Cruz, Los Gatos, California, at 10:00 a.m., local time, on Wednesday, May 14, 2003.

The Notice of Annual Meeting of Stockholders and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about Secure Computing.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date, and sign the enclosed proxy and return it in the accompanying envelope as quickly as possible, even if you plan to attend the Annual Meeting. You may revoke the proxy and vote in person at that time if you so desire.

Sincerely,

John McNulty	Tim McGurran
Chairman of the Board and Chief Executive Officer	President and Chief Operating Officer Member, Board of Directors

April 10, 2003

SECURE COMPUTING CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2003

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Secure Computing Corporation, a Delaware corporation (the “Company”), will be held at the Toll House Hotel, 140 S. Santa Cruz, Los Gatos, California, at 10:00 a.m., local time, on Wednesday, May 14, 2003 for the following purposes:

1.	To elect three directors of the Company to serve for a three year term that expires upon the Annual Meeting of Stockholders in 2006, or until their successors are duly elected;

2.	To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the year ending December 31, 2003; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only holders of record of our common stock at the close of business on March 24, 2003, the Record Date, are entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your proxy either by phone, by Internet or by signing and returning the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. See the instructions on the Proxy Card for your voting options. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors

San Jose, California

April 10 , 2003

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE EITHER VOTE BY PHONE, BY INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

SECURE COMPUTING CORPORATION

PROXY STATEMENT

FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Secure Computing Corporation, a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on Wednesday, May 14, 2003 at 10:00 a.m., Pacific Daylight Time, and at any adjournment thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Toll House Hotel, 140 S. Santa Cruz, Los Gatos, California. Our headquarters are located at 4810 Harwood Road, San Jose, California 95124, and our telephone number at that location is (408) 979-6100.

These proxy solicitation materials were mailed on or about April 10, 2003, together with our 2002 Annual Report on Form 10K, to all stockholders entitled to vote at the Annual Meeting.

In this Proxy Statement, “Secure Computing”, “Company”, “registrant”, “we”, “us”, and “our” refer to Secure Computing Corporation.

Record Date

Stockholders of record at the close of business on March 24, 2003 (the “Record Date”) are entitled to notice of and to vote at the meeting. As of the Record Date, 29,786,280 shares of our common stock were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting at the Annual Meeting

On all matters to be presented at the Annual Meeting, each share has one vote. The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding as of the Record Date is necessary to constitute a quorum at the Annual Meeting. A plurality of the votes of the outstanding shares of common stock present or represented by proxy at the Annual Meeting is required for the election of directors. The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of the auditors.

Abstentions and broker non-votes will be included for purposes of determining whether a quorum of shares is present at the Annual Meeting. However, abstentions and broker non-votes will not be included in the tabulation of the voting results on the election of directors or on issues requiring approval of a majority of the votes cast. Under the General Corporation Law of the State of Delaware, the state where we are incorporated, an abstaining vote is not deemed to be a “vote cast.” A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Proxies

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies, if not revoked prior thereto. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders will have discretion to vote on those matters in accordance with their best judgment.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked (i) by delivery of a written notice of revocation or a duly executed proxy to the Secretary of Secure Computing bearing a date later than the prior proxy relating to the same shares, or (ii) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not itself revoke a proxy). Any written notice of revocation or subsequent proxy must be received by our Secretary prior to the taking of the vote at the Annual Meeting.

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by us. We may reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers, and employees of Secure Computing may also solicit proxies in person or by telephone, e-mail, letter or facsimile. Such directors, officers, and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Procedure for Submitting Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy materials for consideration at the next annual meeting of our stockholders by submitting their proposals to us in a timely manner. In order to be included in our proxy materials for the next annual meeting, stockholder proposals must be received by us no later than December 9, 2003, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of seven persons, divided into three classes serving staggered terms of office. Currently there are three directors of Class I (Robert J. Frankenberg, John McNulty, and James Jordan), two directors of Class II (Steven M. Puricelli and Timothy McGurran), and two directors of Class III (Eric P. Rundquist and Alexander Zakupowsky, Jr.). Three Class I directors are to be elected at the Annual Meeting. The Class I directors elected at the Annual Meeting will serve for a three-year term, until the Annual Meeting of Stockholders in 2006, or until their successors have been duly elected and qualified.

Vote Required

A plurality of votes duly cast at the Annual Meeting will be required to elect the director.

The Board of Directors recommends a vote “For” the election of all nominees for the directors named below.

Directors and Nominees for Director

The following table sets forth the name, age, and certain other information regarding the nominee for director.

Name	Age	Principal Occupation
Robert J. Frankenberg	55	Owner, Net Ventures
John McNulty	56	Chairman and Chief Executive Officer
James Jordan	63	Private Investor

ROBERT J. FRANKENBERG has been a director of Secure Computing since December 1996. Mr. Frankenberg is the owner of Net Ventures, a management consulting firm. From April 1994 to August 1996, he was President, Chief Executive Officer, and a director of Novell, Inc. Mr. Frankenberg was also Chairman of the Board of Novell, Inc. from August 1994 to August 1996. From June 1969 to April 1994 Mr. Frankenberg held various development, marketing, and general management positions at Hewlett Packard, including his last assignment from January 1991 to April 1994 as the Personal Information Products Group VP and General Manager. Mr. Frankenberg currently serves as a director on the boards of Electroglas, Inc., Scansoft, Inc., Daw Technologies, Inc., and National Semiconductor Corporation.

JOHN E. MCNULTY, is our Chairman and Chief Executive Officer. Mr. McNulty first joined us as President and Chief Operating Officer in May 1999, and assumed the positions of Chairman of the Board and Chief Executive Officer in July 1999. From 1997 until joining us, he served as Senior Vice President of Sales, Services, and Business Development at Genesys Telecommunications Laboratories, a leading independent software company in the computer telephony integration environment. Mr. McNulty was also previously with Intel Corporation, the world’s leading semiconductor manufacturer, where he held a number of positions, including Director of Marketing and Business Development for the Enterprise Server Group, which he launched. Mr. McNulty currently serves on the board of directors of Auspex Systems, Inc., a network storage company.

JAMES F. JORDAN has been a director of Secure Computing since May 2000. Mr. Jordan has been a private investor since 1995. Mr. Jordan has served as CEO and President of Kalpana and Telebit. Prior to that he was Executive Vice President of Ungermann-Bass.

Our remaining directors as of the date of this Proxy Statement, and certain information about them as of the Record Date, are set forth below:

TIMOTHY P. MCGURRAN has been a director of Secure Computing since January 2002. Mr. McGurran is our President and Chief Operating Officer. Mr. McGurran first joined us as Senior Vice President of Operations and Chief Financial Officer in May 1996 and assumed the positions of President and Chief Operating Officer in March 2002. From 1984 until joining us, he was at Ernst & Young LLP, where his last position was Senior Manager.

STEPHEN M. PURICELLI has been a director of Secure Computing since February 1990. Mr. Puricelli has been a General Partner of Costine Associates, L.P., which is the corporate general partner of Corporate Venture Partners, since its inception in April 1988. Corporate Venture Partners is a venture capital fund headquartered in Ithaca, New York.

ERIC P. RUNDQUIST has been a director of Secure Computing since August 1996 and prior to its acquisition by us was a director of Enigma Logic, Inc. from 1994 to August 1996. Mr. Rundquist is the former President and Chief Executive Officer of Eric Thomas, Inc., a firm that assists medium to large corporations in managing their federal and state income, sales and property tax matters.

ALEXANDER ZAKUPOWSKY, JR. has been a director of Secure Computing since October 1998. Mr. Zakupowsky is a member of the law firm of Miller & Chevalier, Chartered. He has been with that law firm since March 1984.

None of the directors are related to any other director or to any executive officer.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. FRANKENBERG, MCNULTY, AND JORDAN TO THE BOARD OF DIRECTORS.

GOVERNANCE OF THE COMPANY

Board of Directors Meetings

Members of the Board of Directors are kept informed by the Company’s business through discussions with the Chairman and Chief Executive Officer, the President and Chief Operating Officer, and with key members of management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

During fiscal 2002, the Board of Directors held five meetings (including regularly scheduled and special meetings), and all of the incumbent directors attended 75% or more of the meetings of the Board of Directors and committees, if any, upon which such directors served. Certain matters were approved by the Board of Directors by unanimous written consent.

We have been reviewing our corporate governance polices and practices on an ongoing basis. Based upon this review, we expect to adopt any changes that the Board of Directors believe are the best corporate governance policies and practices for the Company. We will adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and any rule changes made by the Securities and Exchange Commission and the Nasdaq.

Committees of the Board of Directors

The Board of Directors currently has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Audit Committee.    During 2002, our Audit Committee consisted of Messrs. Rundquist (Chairman), Puricelli, and Zakupowsky. Each Audit Committee member satisfies the audit committee independence standards under the Sarbanes-Oxley Act of 2002 and meets the Nasdaq independence requirements. The Board of Directors has designated both Eric Rundquist and Alexander Zakupowsky as fulfilling the qualification requirements of an “audit committee financial expert” as set forth in recently adopted SEC regulations. The Audit Committee makes recommendations concerning the selection and appointment of independent auditors, reviews the scope and findings of the completed audit, and reviews the adequacy and effectiveness of our accounting policies and system of internal accounting controls. The Audit Committee met five times during 2002.

Compensation Committee.    During 2002, our Compensation Committee consisted of Messrs. Puricelli (Chairman), Frankenberg and Jordan. All of the Compensation Committee members satisfy the independence requirements of the Nasdaq. The Compensation Committee annually reviews and acts upon the Chief Executive Officer’s compensation package and sets compensation policy for the other employees, as well as acting upon management recommendations concerning employee stock options, bonuses and other compensation and benefit plans. The Compensation Committee also administers our amended and restated 1995 Omnibus Stock Plan, our Employee Stock Purchase Plan, and our 2002 Stock Option Plan. The Compensation Committee met four times during 2002.

Nominating/Corporate Governance Committee.    In October 2002, the Board of Directors formed a Nominating/Corporate Governance Committee. The Committee consists of Messrs. Zakupowsky (Chairman), Rundquist, and Puricelli. Our Nominating/Corporate Governance Committee advises and makes recommendations to the Board of Directors on all matters concerning the selection of candidates as nominees for election as directors, develops and recommends to the Board of Directors corporate governance guidelines, and provides oversight with respect to corporate governance and ethical conduct. In 2002, the full Board met two times during which corporate governance policies and processes were discussed.

The Board of Directors will consider persons recommended by stockholders in selecting nominees for election to the Board of Directors. Stockholders who wish to suggest qualified candidates should write to: Secure Computing Corporation, 4810 Harwood Road, San Jose, California 95124, Attention: Chairman of the Board. All recommendations should state in detail the qualification of such persons for consideration by the Board of Directors and should be accompanied by an indication of the person’s willingness to serve.

Director Compensation

Effective January 2002, on an annual basis each member of the Board of Directors who is not an employee (an “Outside Director”), following an Annual Meeting of Stockholders, is granted, by virtue of serving as an Outside Director, an option to purchase 18,000 shares of our common stock at an exercise price equal to the fair market value of the common stock on the date of grant. These stock options vest in quarterly increments and become fully exercisable on the date of the Annual Meeting of Stockholders next following the grant of the option and expire 10 years from the date of grant. Outside Directors who are elected between Annual Meetings are granted an option on terms similar to those awarded at an Annual Meeting of Stockholders, except that the number of shares covered by such option is pro-rated to reflect the number of months that have expired from the date of the prior Annual Meeting. In addition, each Director receives an annual stipend. In 2002, the annual stipend was $10,000.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as our independent auditors to audit our consolidated financial statements for the year ending December 31, 2003, and recommends that the stockholders vote for ratification of such appointment.

Ernst & Young LLP has audited our financial statements since 1991. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent auditors will require the affirmative vote of a majority of the votes entitled to vote at the Annual Meeting. In the event that the stockholders do not approve the selection of Ernst & Young LLP, the Board of Directors will reconsider its selection.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2003.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock, as of the Record Date, unless otherwise noted below, by each of our directors, by each executive officer named in the Summary Compensation Table herein, by all directors and current executive officers as a group, and by each stockholder who is known by us to own beneficially more than 5% of our outstanding common stock. Unless otherwise indicated in the table, the address of each individual listed in the table is Secure Computing Corporation, 4810 Harwood Road, San Jose, California 95124.

Name and Address of Beneficial Owners	Note	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares
Directors and Named Executive Officers:	(1)
Robert J. Frankenberg	(2)	127,458	*
James Jordan	(3)	171,000	*
Timothy P. McGurran	(4)	497,927	1.6%
John McNulty	(5)	976,966	3.1%
Stephen M. Puricelli	(6)	93,156	*
Eric P. Rundquist	(7)	252,297	*
Vincent Schiavo	(8)	122,077	*
Timothy Steinkopf	(9)	145,178	*
Alexander Zakupowsky	(10)	92,333	*
All directors and current executive officers as a group (9 persons)		2,478,392	7.8%

Other Beneficial Owners:
RS Investment Management Co. LLC 388 Market Street 17th Floor San Francisco, CA 94111-5312		4,968,800	15.6%

*	Less than 1%

(1)	Unless otherwise indicated in the footnotes to this table, the listed beneficial owner has sole voting power and investment power with respect to such shares of common stock.
(2)	Includes 127,458 shares of common stock covered by options that are exercisable within 60 days of the Record Date.
(3)	Represents 100,000 shares of common stock owned personally by Mr. Jordan, and 71,000 shares of common stock covered by options that are exercisable within 60 days of the Record Date.
(4)	Represents 12,542 shares owned personally by Mr. McGurran, and 485,385 shares of common stock covered by options that are exercisable within 60 days of the Record Date.
(5)	Represents 160,300 shares owned personally by Mr. McNulty, and 816,666 shares of common stock covered by options that are exercisable within 60 days of the Record Date.
(6)	Represents 44,656 shares owned personally by Mr. Puricelli, and 48,500 shares of common stock covered by options that are exercisable within 60 days of the Record Date.
(7)	Represents 112,453 shares owned personally by Mr. Rundquist, and 139,844 shares of common stock covered by options that are exercisable within 60 days of the Record Date.
(8)	Represents 2,077 shares owned personally by Mr. Schiavo, and 120,000 shares of common stock covered by options that are exercisable within 60 days of the Record Date.
(9)	Represents 5,178 shares owned personally by Mr. Steinkopf, and 140,000 shares of common stock covered by options that are exercisable within 60 days of the Record Date.
(10)	Represents 13,000 shares owned personally by Mr. Zakupowsky, Jr. and 79,333 shares of common stock covered by options that are exercisable within 60 days of the Record Date.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth the total compensation of the Chief Executive Officer and each of the other three most highly compensated executive officers (the “Named Executive Officers”) during the last three completed fiscal years ended December 31, 2000, 2001, and 2002.

Name and Principal Position	Note	Fiscal Year	Annual Compensation			Long-Term Compensation Number of Securities Underlying Options (#)	All Other Compensation
			Salary	Bonus (1)	Other
John McNulty Chairman, Chief Executive Officer	(2)	2002 2001 2000	$337,050 335,713 319,250	$349,183 296,604 290,505	$0 0 0	135,000 150,000 250,000	0 0 0

Timothy McGurran President, Chief Operating Officer, Director	(3)	2002 2001 2000	288,344 286,772 267,813	200,271 185,327 123,825	0 0 155,536	120,000 200,000 200,000	0 0 0

Timothy Steinkopf Senior Vice President, Chief Financial Officer	(4)	2002 2001	180,000 173,333	86,521 59,614	0 0	65,000 150,000	0 0

Vince Schiavo Senior Vice President, Worldwide Sales	(5)	2002 2001	200,000 141,111	0 0	124,752 95,565	50,000 180,000	0 0

(1)	Except as noted in Footnote (2), incentive bonuses are paid quarterly to the recipient with the fourth quarter amount paid in the year following the year earned. See “Executive Compensation—Report of the Compensation Committee.”
(2)	Mr. McNulty joined the Company in May 1999 and was appointed Chief Executive Officer in June 1999. Mr. McNulty’s incentive bonus is all paid in the year following the year earned.
(3)	Mr. McGurran joined the Company in May 1996. He was appointed President and Chief Operating Officer on March 5, 2001 and appointed to the Board of Directors in January 2002. Other Compensation in 2000 represents $77,224 loan forgiveness and $78,312 tax gross-up on the loan forgiveness.
(4)	Mr. Steinkopf joined the Company in August 2000 and was appointed Vice President and Chief Financial Officer in March 2001. He was appointed Senior Vice President in January 2002.
(5)	Mr. Schiavo joined the Company in April 2001. Other Compensation in 2002 and 2001 represents sales commission income.

OPTION GRANTS IN LAST FISCAL YEAR

The following table shows, as to the Named Executive Officers, information concerning stock options granted during the year ended December 31, 2002.

Name	Number of Securities Underlying Options Granted (#) (2) (3)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($ / Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms (1)
					5% ($)	10% ($)
John McNulty	74,250	4.3%	$15.70	02/13/12	$733,118	$1,857,865
	40,885	2.4%	7.49	06/21/12	192,586	488,050
	19,865	1.2%	2.99	08/01/12	37,354	94,662

	135,000				$963,058	$2,440,578

Timothy P. McGurran	66,000	3.8%	15.70	02/13/12	651,661	1,651,436
	36,342	2.1%	7.49	06/21/12	171,186	433,819
	17,658	1.0%	2.99	08/01/12	33,204	84,145

	120,000				$856,051	$2,169,401

Timothy Steinkopf	35,750	2.1%	15.70	02/13/12	352,983	894,528
	19,686	1.1%	7.49	06/21/12	92,729	234,994
	9,564	0.6%	2.99	08/01/12	17,984	45,575

	65,000				$463,696	$1,175,097

Vince Schiavo	27,500	1.6%	15.70	02/13/12	271,525	688,098
	15,143	0.9%	7.49	06/21/12	71,330	180,764
	7,357	0.4%	2.99	08/01/12	13,834	35,058

	50,000				$356,689	$903,921

(1)	The potential realizable value is based on a 10-year term of each option at the time of grant. Assumed stock price appreciation of 5% and 10% is mandated by rules of the Securities and Exchange Commission and is not intended to forecast actual future financial performance or possible future appreciation. The potential realizable value is calculated by assuming that the deemed fair value of the Company’s common stock for financial statement presentation purposes on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.
(2)	Represents options granted pursuant to the 1995 Omnibus Stock Plan at an exercise price equal to the fair market value as determined by the Board of Directors on the date of grant. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s cessation of service with the Company.
(3)	Options vest in their entirety on February 1, 2005.

AGGREGATE OPTION

EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table sets forth, as to the Named Executive Officers, certain information concerning stock options exercised during fiscal 2002 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2002. Also reported are values for unexercised “in-the-money” options, exercise prices of outstanding stock options, and the fair market value of our common stock as of December 31, 2002.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-The-Money Options at Fiscal Year End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John McNulty	0	$0	600,000	535,000	$972,000	$391,938
Timothy McGurran	32,417	373,606	352,052	386,667	208,634	60,390
Timothy Steinkopf	0	0	90,000	175,000	0	32,709
Vince Schiavo	0	0	60,000	170,000	0	25,161

(1)	The value of unexercised in-the-money options is based on the closing price of our common stock on December 31, 2002 (the last trading day of fiscal 2002) on the Nasdaq National Market of $6.41 minus the exercise price, multiplied by the number of shares underlying the options.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for establishing compensation policy and administering the compensation program of our Chief Executive Officer. The Compensation Committee is comprised of three outside Directors, as determined by the Board, and each satisfy the independence requirements of the Nasdaq Stock Market. The Compensation Committee meets periodically to review executive compensation, the design of compensation programs, stock option programs, and individual salary and awards for the Chief Executive Officer and other executive officers. The purpose of this report is to inform our stockholders of our compensation policies and the rationale for the compensation paid to our Chief Executive Officer and other executive officers in 2002.

Compensation Philosophy

Our compensation program is designed to motivate and reward executives responsible for attaining the financial and strategic objectives essential to our long-term success and continued growth in stockholder value. The compensation program has been designed to provide a competitive level of total compensation and offers incentive opportunities directly linked to our performance and stockholder return. The Compensation Committee believes it is in the best interests of the stockholders to reward executives when our performance objectives are achieved and to provide significantly less compensation when these objectives are not met. Therefore, a significant portion of executive compensation is comprised of “at risk” incentives.

Key objectives of the compensation program are to:

•	Provide a strong, direct link between our financial and strategic goals and executive compensation.

•	Align the financial interest of executives with those of its stockholders through equity-based plans.

•	Motivate executives to achieve operating goals through an emphasis on performance-based compensation.

•	Provide competitive total compensation that recognizes individual performance and that can attract and retain high caliber key executives critical to our long-term success.

To maintain a competitive level of total executive compensation, the Compensation Committee periodically evaluates the compensation packages of competitors. This analysis provides the Compensation Committee with competitive data on the mix of compensation elements and overall compensation levels.

Each year we participate in the Radford Executive Compensation Report survey. Radford is a division of Aon Consulting. The survey results present information reported by 653 companies. The Compensation Committee’s intent is threefold: (1) to benchmark executive compensation against market data from companies similar to ours in size and revenue; (2) to retain high performing executives; and (3) to reward outstanding performance.

Executive Officer Compensation Program

The key components of our executive officer compensation program are base salary, annual incentive bonus and long-term incentives. These elements are described below. In determining compensation, the Compensation Committee considers all elements of an executive’s compensation package.

Base Salary.    The Compensation Committee annually reviews the base salary of the Chief Executive Officer and other executive officers. In determining appropriate salary levels, the Compensation Committee considers individual performance, level of responsibility, scope, and complexity of the position, and internal equity and salary levels for comparable positions at the peer companies. In determining the base salary increase for the Chief Executive Officer, the Compensation Committee also considers strategic planning, team building, and operating results. The Chief Executive Officer, in consultation with the Compensation Committee, annually reviews the base salary of the other executive officers based on the same criteria.

Annual Incentive Bonus.    The purpose of our annual incentive bonus is to provide a direct financial incentive in the form of an annual cash bonus to the executive officers and key managers who achieve performance goals established by the Compensation Committee. The Compensation Committee determines the annual incentive bonus of the Chief Executive Officer. The Chief Executive Officer, in consultation with the Compensation Committee, determines the annual incentive bonus of the other executive officers.

Executives are eligible for target awards under the annual incentive program with maximum payouts ranging from 20% to 100% of base salary, with the possibility of exceeding 100% if certain levels of performance against financial and strategic objectives are attained. The size of the target award is determined by the executive’s position and competitive data for similar positions at peer companies. We set high goals and bonus payouts are tied directly to the individual’s performance against his or her objectives. For 2002, performance was assessed against target measures of team effectiveness, strategic business objectives, and financing goals. In addition, in 2002 the Company instituted a bonus acceleration program based on quarterly financial performance against outlook guidance. In 2002, the blended quarterly acceleration rates yielded a 103.5% incentive bonus award to the Chief Executive Officer totaling $349,183. The Compensation Committee determined that this bonus was appropriate based on achievement of goals.

Stock Options.    Long-term performance incentives are provided to our employees through our 1995 Omnibus Stock Plan and our 2002 Stock Option Plan. These plans are administered by the Compensation Committee, which is authorized to award stock options to our employees, our non-employee directors, and certain advisors and consultants. At least annually, the Compensation Committee considers whether awards will be made to executive officers. Such awards are based on the scope and complexity of the position, competitive compensation data and the maintenance of our stock at target share prices. The Compensation Committee has broad discretion to select the optionees and to establish the terms and conditions for the grant, vesting, and exercise of each option. We have in the past also granted options under an executive incentive option plan. These types of options are subject to accelerated vesting based on our stock price reaching or exceeding specified target closing price levels and maintaining these levels for 10 consecutive business days prior to specified dates. Notwithstanding, these options will vest in a lump sum five years after the date of grant regardless of our stock price performance. Options granted to executives vest immediately upon the occurrence of an “Event” as defined in the 1995 Omnibus Stock Plan.

Profit Sharing and Retirement Plan.    Our Profit Sharing and Retirement Plan (the “Retirement Plan”) was made effective as of February 1, 1994. The Retirement Plan is intended to be a qualified retirement plan under Section 401 of the Code so that contributions by employees or by us to the Retirement Plan, and income earned thereon, are not taxable to employees until withdrawn from the Retirement Plan (except for contributions under the 401(k) component, which are subject to Social Security withholding); and so that contributions by us, if any, will be deductible when made. The purpose of the Retirement Plan is to enable eligible employees, including executive officers, to save for retirement and to provide incentives to increase corporate financial performance by establishing a direct link between profit sharing contributions to employees and corporate financial performance. It may also provide certain benefits in the event of death, disability, or other termination of employment. The Retirement Plan is for the exclusive benefit of eligible employees and their beneficiaries. There are two components to the Retirement Plan, a 401(k)-type component and a profit sharing component.

Under the 401(k) component, employees may contribute up to maximum amount as set by the Internal Revenue Service, subject to a federally imposed annual maximum which is currently $11,500. We may provide additional matching contributions of up to $1 for every dollar contributed by that employee in a given year under this component. The plan trustee, at the direction of each participant, invests funds in any of the available investment options. In 2002, we did not contribute on behalf of any employees under this component of the Retirement Plan.

Employee Stock Purchase Plan.    Our Purchase Plan was approved by the stockholders at the 1996 Annual Meeting and became effective July 1, 1996. The purpose of the Purchase Plan is to provide eligible employees with an opportunity to acquire a proprietary interest in our company through the purchase of its common stock and, thus, to develop a stronger incentive to work for our continued success. The Purchase Plan is an employee stock purchase plan under Section 423 of the Code. The Purchase Plan is administered by the Compensation Committee.

Any of our employees, or, subject to approval by the Board of Directors, any employees of our subsidiaries are eligible to participate in the Purchase Plan for any Purchase Period (as defined below) so long as, on the first day of such Purchase Period, the employee is customarily employed at least 20 hours per week. “Purchase Period” means each quarter of our fiscal year.

Any eligible employee may elect to become a participant in the Purchase Plan by authorizing payroll deductions of a specified whole percentage from 1% to 10% of the employee’s gross cash compensation. Under an amendment to the current program, the Board of Directors approved an increase of the top contribution limit to 20% effective from October 1, 2002 through March 31, 2003, for non-executives. We currently have approximately 362 employees who are eligible to participate in the Purchase Plan. Amounts withheld under the Purchase Plan will be held by us as part of our general assets until the end of the Purchase Period and will be used to purchase our common stock as of the last day of the Purchase Period at a price equal to 85% of the lesser of the fair market value of a share of common stock on either the first or last day of the Purchase Period. All amounts so withheld will be used to purchase the number of shares of common stock (including fractional shares) that can be purchased with such amount, unless the participant has properly notified us that he or she elects to purchase a lesser number of shares of common stock or to receive the entire amount in cash. If purchases by all participants would exceed the number of shares of common stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of such available shares of common stock. Any amount not used to purchase shares of common stock will be refunded to the participant in cash.

Shares of common stock acquired by each participant will be held in a general account maintained for the benefit of all participants. Certificates for the number of whole shares of common stock purchased by a participant will be issued and delivered to him or her only upon the request of such participant or his or her representative.

No more than $25,000 in fair market value (determined on the first day of the respective Purchase Periods) of shares of common stock may be purchased under the Purchase Plan and all other employee stock purchase plans, if any, of Secure Computing and any parent or subsidiary corporation of Secure Computing by any participant in each calendar year.

Compensation Committee Interlocks and Insider Participation

During 2002, none of our executive officers served on the board of directors or compensation committee of another company that had an executive officer serve on our Board of Directors or our Compensation Committee.

COMPENSATION COMMITTEE

Stephen M. Puricelli, Chairman

Robert Frankenberg

James F. Jordan

Report of the Audit Committee

The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is included as Exhibit A to this Proxy Statement and which was amended by the Company’s Board of Directors in October 2002 to comply with certain requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee will continually review the Audit Committee Charter in light of new developments and may make additional recommendations to the Board of Directors for further revision of the Audit Committee Charter to reflect evolving best practices. Each of the members of the Audit Committee meets the independence requirements of the Nasdaq.

Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent auditors have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•	Reviewed and discussed the audited financial statements with the Company’s management.

•	Discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees.

•	Reviewed the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and concluded that the nonaudit service performed by Ernst & Young LLP are compatible with maintaining their independence.

•	Based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s 2002 Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission.

•	Instructed the independent auditor that the Audit Committee expects to be advised if there are any subjects that require special attention.

AUDIT COMMITTEE

Eric P. Rundquist, Chairman

Stephen M. Puricelli

Alexander Zakupowsky Jr.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young LLP has been the independent accounting firm that audits the financial statements of the Company since 1991. In accordance with standing policy, Ernst & Young LLP periodically changes the personnel who work on the audit.

In addition to performing the audit of the Company’s consolidated financial statements, Ernst & Young LLP provided various other services during 2002. These non-audit services were approved by the Audit Committee by unanimous consent in October 2002. The aggregate fees billed for 2002 for each of the following categories of services are set forth below:

Audit and review of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Form 10-Q for 2002	$130,200

All other services	$11,150

Ernst & Young LLP did not provide any services related to financial information systems design and implementation during 2002.

“All other services” includes (i) non-audit related services, and (ii) evaluating the effects of various accounting issues.

The Audit Committee reviews summaries of the services provided by Ernst & Young LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and consider that the services are compatible and maintain Ernst & Young’s independence.

EMPLOYMENT CONTRACTS, TERMINATION OF

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment Agreements

We have employment agreements with each of our named executive officers.

JOHN MCNULTY.    Mr. McNulty entered into a one year employment agreement with us on May 3, 1999, pursuant to which Mr. McNulty served as our President and Chief Operating Officer. Mr. McNulty assumed the positions of Chairman of the Board and Chief Executive Officer on July 1, 1999. The agreement is subject to automatic renewal for successive one year terms. Mr. McNulty’s annual base salary is $337,050, subject to upward adjustment by the Board of Directors. Under the terms of the agreement, Mr. McNulty is entitled to a cash performance bonus of up to 100% of annual base salary with respect to each fiscal year, subject to approval by the Board of Directors. This bonus may exceed 100% if certain levels of performance against financial and strategic objectives are attained. In 2001, Mr. McNulty was granted an option to purchase 150,000 shares of common stock under our 1995 Omnibus Stock Plan vesting on the third anniversary date of the date of the option grant. In 2002, Mr. McNulty was granted an option to purchase 135,000 shares of common stock under our 1995 Omnibus Stock Plan vesting on the third anniversary date of the date of the option grant. Either party may terminate the agreement; however, if we terminate the employment agreement without cause, Mr. McNulty will be entitled to an amount equal to twelve months of his base salary.

TIMOTHY P. MCGURRAN.    Mr. McGurran entered into a three-year employment agreement on August 27, 1996, as amended, pursuant to which Mr. McGurran served as our Senior Vice President of Operations and Chief Financial Officer. On March 5, 2002, Mr. McGurran was appointed President and Chief Operating Officer. On January 22, 2002, Mr. McGurran was appointed as a member of the Board of Directors. Mr. McGurran’s employment agreement is subject to automatic renewal for successive one year terms. Mr. McGurran’s annual base salary is $288,344 subject to upward adjustment by our Chief Executive Officer. He is also eligible to receive an annual bonus of equal to sixty-five percent (65%) of annual base salary, which is subject to acceleration if certain performance goals established by the Chief Executive Officer are met. Such amount is subject to upward adjustment by the Chief Executive Officer. In 2001, Mr. McGurran was granted an option to purchase 200,000 shares of common stock under our 1995 Omnibus Stock Plan vesting on the third anniversary date of the date of the option grant. In 2002, Mr. McGurran was granted an option to purchase 120,000 shares of common stock under our 1995 Omnibus Stock Plan vesting on the third anniversary date of the date of the option grant. Either party may terminate the employment agreement; however, if Secure Computing terminates the agreement without cause, Mr. McGurran will be entitled to an amount equal to twelve months of his base salary. Upon termination or expiration of the agreement, we shall have the option to retain Mr. McGurran as a consultant.

TIMOTHY J. STEINKOPF.    Mr. Steinkopf first joined us as Treasurer and Director of Investor Relations in September 2000. On March 1, 2002, Mr. Steinkopf entered into a one year employment agreement, pursuant to which Mr. Steinkopf served as our Vice President and Chief Financial Officer. He was appointed Senior Vice President and Chief Financial Officer in January 2002. The agreement is subject to automatic renewal for successive one year terms. Mr. Steinkopf’s annual base salary is $180,000. Mr. Steinkopf is also eligible to receive an annual cash performance bonus of up to forty-five (45%) of annual base salary, which is subject to acceleration if certain performance goals are met. In 2001, Mr. Steinkopf was granted an option to purchase 150,000 shares of common stock under our 1995 Omnibus Stock Plan vesting in one-third increments on the first three anniversaries of the date of the agreement. In 2002, Mr. Steinkopf was granted an option to purchase 65,000 shares of common stock under our 1995 Omnibus Stock Plan vesting on the third anniversary date of the date of the option grant. Either party may terminate the employment agreement; however, if Secure Computing terminates the agreement without cause, Mr. Steinkopf will be entitled to an amount equal to six months of his base salary.

VINCENT M. SCHIAVO.    Mr. Schiavo entered into an employment agreement on April 30, 2002, pursuant to which Mr. Schiavo serves as our Senior Vice President of Worldwide Sales. The agreement is subject to automatic renewal for successive one year terms. Mr. Schiavo’s annual base salary is $200,000. Mr. Schiavo is also eligible to receive an annual cash performance bonus of up to sixty-five (65%) of annual base salary, which is subject to acceleration, if certain performance goals established are met. In 2001, Mr. Schiavo was granted an option to purchase 180,000 shares of common stock under our 1995 Omnibus Stock Plan vesting in one-third increments on the first three anniversaries of the date of the agreement. Either party may terminate his employment at any time. In 2001, Mr. Schiavo was granted an option to purchase 50,000 shares of common stock under our 1995 Omnibus Stock Plan vesting on the third anniversary date of the date of the option grant. However, if Secure Computing terminates his employment for any reason other than cause or poor performance, Mr. Schiavo will be entitled to an amount equal to six months of his base salary.

PERFORMANCE EVALUATION

The graph below compares total cumulative stockholders’ return on the common stock for the period from the close of the Nasdaq Stock Market—U.S. Companies on the date of our initial public offering of our common stock (November 17, 1995) to December 31, 2002, with the total cumulative return on the Computer Index for the Nasdaq Stock Market—U.S. Companies (the “Computer Index”) and the Composite Index for the Nasdaq Stock Market (the “Composite Index”) over the same period. The index level for the graph and table was set to 100 on November 17, 1995 for the common stock, the Computer Index and the Composite Index and assumes the reinvestment of all dividends.

CERTAIN TRANSACTIONS

None.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons who own more than 10% of a registered class of our equity securities (“10% Stockholders”) to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. reports of ownership on Form 3 and reports on change in ownership on Form 4 or Form 5. Such directors, executive officers, and 10% Stockholders are also required by Securities and Exchange Commission rules to furnish us with copies of all Section 16(a) forms that they file. To our knowledge based solely on a review of copies of forms submitted to us, or written representations from certain reporting persons we believe all required reports were filed on a timely basis during 2002.

ADDITIONAL MATTERS

The Annual Report of Secure Computing Corporation for the year ended December 31, 2002, including financial statements, is being mailed with this Proxy Statement.

As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the Annual Meeting calling for a vote of stockholders, it is intended that the shares of common stock represented by the proxies solicited by the Board of Directors will be voted by the persons named therein in accordance with their best judgment.

By Order of the Board of Directors

Dated: April 10, 2003

APPENDIX A

AUDIT COMMITTEE CHARTER

Adopted by the Board of Directors of Secure Computing Corporation

Purpose

The purpose of the Audit Committee (the “Committee”) of the board of directors (the “Board”) of Secure Computing Corporation (the “Company”) is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The Committee is not responsible, however, for planning or conducting audits, or determining whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors and management of the Company.

Composition

The Committee shall be composed of three or more directors, as determined by the Board, each of whom shall be “independent”, as that term is defined in Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Rules and Regulations (the “Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Exchange Act, and shall meet the independence and financial literacy requirements of the Nasdaq. At least one member of the Committee shall be a “financial expert,” as that term is defined in the Regulations, and shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Responsibilities

The Committee is charged by the Board with the responsibility to:

1.    Appoint and provide for the compensation of a “registered public accounting firm” (as that term is defined in Section 2(a) of the Sarbanes-Oxley Act of 2002) to serve as the Company’s independent auditor, oversee the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting), evaluate the performance of the independent auditor and, if so determined by the Committee, replace the independent auditor; it being acknowledged that the independent auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders.

2.    Ensure the receipt of, and evaluate the written disclosures and the letter that the independent auditor submits to the Committee regarding the auditor’s independence in accordance with Independence Standards Board Standard No. 1, discuss such reports with the auditor, oversee the independence of the independent auditor and, if so determined by the Committee in response to such reports, take appropriate action to address issues raised by such evaluation.

3.    Discuss with the independent auditor the matters required to be discussed by SAS 61, as it may be modified or supplemented.

4.    Instruct the independent auditor to advise the Committee if there are any subjects that require special attention.

5.    Instruct the independent auditor to report to the Committee on all critical accounting policies of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the auditors, and other material written communication between the auditors and management.

6.    Meet with management and the independent auditor to discuss the annual financial statements and the report of the independent auditor thereon, and to discuss significant issues encountered in the course of the audit work, including: restrictions on the scope of activities; access to required information; the adequacy of internal financial controls; the adequacy of the disclosure of off-balance sheet transactions, arrangements, obligations and relationships in reports filed with the Commission; and the appropriateness of the presentation of any pro forma financial information included in any report filed with the Commission or in any public disclosure or release.

7.    Review the management letter delivered by the independent auditor in connection with the audit.

8.    Following such review and discussions, if so determined by the Committee, recommend to the Board that the annual financial statements be included in the Company’s annual report.

9.    Meet quarterly with management and the independent auditor to discuss the quarterly financial statements prior to the filing of the Form 10-Q; provided that this responsibility may be delegated to the chairman of the Committee.

10.    Meet at least once each year in separate executive sessions with management and with the independent auditor separately to discuss matters that any of them or the Committee believes could significantly affect the financial statements and should be discussed privately.

11.    Have such meetings with management and the independent auditor as the Committee deems appropriate to discuss the concept and design of the Company’s information and reporting systems and the steps management has taken to address significant issues concerning those matters, and to discuss significant financial risk exposures facing the Company and the steps management has taken to monitor and control such exposures.

12.    Review significant changes to the Company’s accounting principles and practices proposed by the independent auditor or management.

13.    Conduct or authorize such inquiries into matters within the Committee’s scope of responsibility as the Committee deems appropriate.

14.    Maintain written minutes of its meetings, and provide such minutes to the Board, and report to the Board on any significant matters arising from the Committee’s work.

15.    At least annually, evaluate the performance of the Committee, review and reassess this Charter and, if appropriate, recommend changes to the Board.

16.    Prepare the Committee report required by the Regulations to be included in the Company’s annual proxy statement.

17.    Establish a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

18.    Approve, in advance of their performance, all audit and non-audit services to be provided to the Company by its independent auditor (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible). The Committee may delegate to a designated member or members of the Committee the authority to approve such services so long as any such approvals are disclosed to the full Committee at its next scheduled meeting.

19.    Review and approve all related party transactions.

Authority

By adopting this Charter, the Board delegates to the Committee full and exclusive authority to:

1.    Perform each of the responsibilities of the Committee described above.

2.    Appoint a chair of the Committee, unless a chair is designated by the Board.

3.    Engage independent counsel and other advisers as the committee determines necessary to carry out its responsibilities.

4.    Cause the officers of the corporation to provide such funding as the Committee shall determine to be appropriate for payment of compensation to the Company’s independent auditor and any legal counsel or other advisers engaged by the Committee.

5.    Obtain advice and assistance from internal legal or other advisors.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 14, 2003

10:00 a.m. PDT

The Toll House Hotel

140 South Santa Cruz

Los Gatos, California 95030

Secure Computing Corporation 4810 Harwood Road, San Jose, California 95124	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 14, 2003.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing this proxy, you revoke all prior proxies and appoint John McNulty and Timothy McGurran, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

COMPANY #
CONTROL #

There are three ways to vote your Proxy

Your telephone or internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on May 13, 2003.
•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.
•	Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/scur/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 13, 2003.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Secure Computing, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of Directors:	01 Robert Frankenberg	☐	Vote FOR	☐	Vote WITHHELD
		02 John McNulty		all nominees		from all nominees
		03 James Jordan		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the company.		☐ For ☐ Against ☐ Abstain

In their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box    ☐    Indicate changes below:

Dated: , 2003

Signature(s) in Box

Please sign exactly as your name(s) appear on proxy. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.